Exhibit 10.33

MASTER CREDIT AGREEMENT

between

Elfa International AB

and

Nordea Bank Abp, filial i Sverige

Dated 18 March, 2019

Contents

ClausePage

No table of contents entries found.

Schedule ASecurity

Schedule BForm of Compliance Certificate

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THIS MASTER CREDIT AGREEMENT (the "Agreement") is entered into on 18 March, 2019 between

(1)Elfa International AB (reg.no 556516-2012) (the "Borrower"), Södra Tullgatan 3, 211 40 Malmö,

and

(2)Nordea Bank Abp, filial i Sverige (reg.no 516411-1683) (the "Bank"), 105 71 Stockholm.

WHEREAS:

The Bank has offered, subject to certain terms and conditions, the Borrower to contribute to the financing of the Borrower’s operation by making available to the Borrower facilities for general corporate purposes;

NOW, IT IS AGREED as follows:

1.	Definitions
1.1.

Save as elsewhere provided in this Agreement or where the context otherwise requires, the capitalized terms and expressions used herein and not elsewhere defined in this Agreement bear the meanings ascribed to them below:

Additional Temporary Overdraft Facility	means the additional group multi-currency facility/account credit made available under this Agreement as described in Clause 2.2;
Business Day	means a day (other than a Saturday or Sunday) on which banks are open for general business in Stockholm;

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EBITDA

means, in relation to any period, the consolidated operating profit of the

Group for such period before any of the following items and without double-counting:

(a)

before any deduction of corporate tax or other taxes on income gains;

(b)

before any deduction for interest payable and interest in respect of subordinated debt;

(c)

after deducting (to the extent otherwise included) interest receivable;

(d)

after deducting (to the extent otherwise included) the amount of profit (or adding back the amount of loss) of any Group Company (other than the Company) which is attributable to any third party (other than a Group Company) which is a shareholder in that Group Company;

(e)

after adding back or deducting, as the case may be, the amount of any loss or gain against book value arising on a disposal of any asset (other than stock disposed of in the ordinary course of trading), to the extent included in arriving at EBITDA;

(f)

before deducting amortisation of any goodwill or any intangible assets;

(g)

before deducting all depreciation whatsoever;

(h)

after adding back or deducting, as the case may be, any unrealized loss or gain due to exchange rate movements to the extent included in the calculation of EBITDA;

(i)

excluding any extraordinary and such non-recurring items which, in case of an accumulated amount in excess of SEK 250,000, are approved by the Bank (acting reasonably); and

(j)

after adding interest income generated from the customer financing business.

Event of Default	each such event as specified in Clause 11;
Compliance Certificate	means a certificate substantially in the form set out in Schedule B (Form of Compliance Certificate);
Facility	means the facility made available under this Agreement as described in Clause 2.1;
Facility Period	the period starting on 1 April 2019 and ending on the date falling 5 years thereafter;
Finance Documents

this Agreement, any document in relation to the Security and any agreement in relation to the Overdraft Facility or the Additional Temporary Overdraft Facility, including but not limited to the standard forms as set out in Clause 5;

Group	the Borrower and its Subsidiaries;

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Group Company Group Equity Ratio Interest Period

the Borrower or a Subsidiary;

means the Group’s share capital, statutory reserve, retained earnings and net income and minority interests in relation to total assets;

regarding the Overdraft Facility and the Additional Temporary Overdraft Facility the last day of each calendar quarter and regarding the uncommited Term Loan each period of 1 week, one or three months chosen by the Borrower;

Overdraft Facility	means the group multi-currency facility/account credit made available under this Agreement as described in Clause 2.2;
Material Consents Net Debt

in relation to any Group Company any material approval, authorisation, consent, exemption, licence, permission or registration by, of or from any governmental or regulatory or other authority or person necessary or appropriate for (i) the carrying on by it of its business and (ii) the execution, delivery and performance of the Agreement and any related document and the use of the Facility;

means interest-bearing liabilities (including pension commitments as well as leasing liabilities) minus cash holdings, bank deposits and other short-term investments in relation to EBITDA;

NSSu/DRu	the designation for the Bank’s base interest rate, Nordea Sverige Stiborbas, for utilised credit/the designation for the Bank’s base interest rate, Daily Interest rate, for utilised credit;
Owner	The Container Store Inc.
Security	the security to be provided by a Group Company as set out in Schedule A, and documented on the Bank’s standard forms for each type of security;
SEK	Swedish kronor;
Stibor	STIBOR 1 W or, upon the Borrower’s request, STIBOR 1 M or STIBOR 3 M;
Subsidiary Term Loan

means an entity from time to time of which a person (a) has direct or indirect control or (b) owns directly or indirectly more than fifty (50) per cent of the share capital or other right of ownership, and means an uncommitted term loan which the Bank may, but is not obliged to, make available to the Borrower under this Agreement as described in Clause 3.1.

1.2.	Headings are for ease of reference only.
1.3.	Save where the context otherwise requires, the singular includes the plural and vice versa.

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2.	The Bank’s Commitment
2.1.

The Bank hereby agrees, on the terms and subject to the conditions of this Agreement and in reliance of the Representations and Warranties set out in Clause 8, to make available a facility in a maximum aggregate amount of 225,000,000 (twohundredtwentyfivemillion) SEK.

2.2.

Under the Facility, the Bank will make available (i) the Overdraft Facility in the maximum amount of 110,000,000 (onehundredtenmillion) SEK and, upon the Borrower’s request, (ii) the Additional Temporary Overdraft Facility in the maximum amount of 115,000,000 (onehundredfifteenmillion) SEK.

2.3.	The sum of the amount of (i) the Overdraft Facility and (ii) the Additional Temporary Overdraft Facility may never, at any time, exceed the amount of the Facility.
3.	Additional loan to the Borrower
3.1.

In addition to the Facility, the Bank may in its sole and absolute discretion make available upon the Borrower’s request, a Term Loan to the Borrower in the maximum amount of 25,000,000 (twentyfivemillion) SEK on the terms and subject to the conditions of this Agreement and in reliance of the Representations and Warranties set out in Clause 8.

4.	Conditions precedent
4.1.	The obligation of the Bank to make the Facility available to the Borrower is subject to the following conditions being fulfilled to the satisfaction of the Bank:
(a)	the Bank having received the following documents:
(i)	a copy of the constitutional documents of the Borrower;
(ii)	if requested by the Bank, a copy of an extract of resolutions of the board of directors of the Borrower approving the terms of this Agreement;
(iii)	a copy of a passport or driver's licence of each person signing this Agreement;
(iv)	the Security set out in Schedule A duly registered and completed and in full force and effect;
(v)

a certified copy of any other authorisation or other document, opinion or assurance which the Bank (acting reasonably) considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document, including any document required to satisfy the Bank’s “know your customer” requirements;

(b)	the representations and warranties set out in Clause 8 are true valid and not misleading in any material respect as at the date when given (or deemed to be given), and
(c)	no Event of Default, see Clause 11, and no event which with the giving of notice or lapse of time might constitute an Event of Default has occurred and is continuing.
4.2.

Should any information contained in the documents listed in (i) of Clause 4.1 (a) be amended, changed or otherwise no longer be true and valid, the relevant Borrower shall notify the Bank thereof and deliver without delay such new documents that evidence the new circumstances.

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5.	Documentation

The Overdraft Facility, the Additional Temporary Overdraft Facility and a Term Loan shall be documented separately on Nordea’s standard forms for each type of facility. The terms and conditions in such documents complement and are in addition to the terms and conditions in this Agreement. In case of contradictions between this Agreement and any other Finance Documents, the wording of the Agreement shall prevail.

6.	Repayment
6.1.

The Overdraft Facility and the Additional Temporary Overdraft Facility shall be repaid on the last day of the Facility Period. If a Term Loan is granted by the Bank, the Borrower shall repay the original amount of the Term Loan in equal quarterly payments under a period of maximum 5 years.

7.	Margins and Fees
7.1.

The Borrower shall pay to the Bank annually in advance a Facility Fee equal to 0.30 per cent per annum of the Overdraft Facility and, when made available to the Borrower, the Additional Temporary Overdraft Facility. The Facility Fee shall be paid the first time on the first day of the Facility Period, and shall be calculated on the total amount of the Overdraft Facility and, when made available to the Borrower, the Additional Temporary Overdraft Facility, as available on the date the Facility Fee falls due.

For the time during which the Borrower has not yet requested the Additional Temporary Overdraft Facility to be made available by the Bank, the Borrower shall pay to the Bank in advance on the first day of the Facility Period and thereafter yearly in advance a Commitment Fee of 0.15 per cent on the amount of the Additional Temporary Overdraft Facility. If part of the prepaid Commitment Fee pertains to a period after which the Additional Temporary Overdraft Facility has been made available, that prepaid part of the Commitment Fee shall be credited to the Borrower by offsetting against other margins or fees that the Borrower shall pay under this Agreement.

7.2.

In relation to the utilized amount of the Overdraft Facility and the Additional Temporary Overdraft Facility, the Borrower shall pay interest equal to the sum of NSSu/DRu plus a margin of 1.40 per cent per annum.

7.3.	The time of payment of interest are set out in the Finance Documents.
7.4.	If a Term Loan is granted by the Bank, the Borrower shall pay interest on the amount of the Term Loan equal to the sum of Stibor plus a margin of 1.70 per cent per annum.
8.	Representations and warranties
8.1.	The Borrower represents and warrants to the Bank that:
(a)

Due incorporation: it is a limited liability company duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the power to carry on its business and to own its property and assets; and

(b)

Corporate power to borrow: it has the power and authority to execute, deliver and perform its obligations under the Agreement and to use the Facility; all necessary action has been taken (and has not been revoked) to authorise the execution, delivery and performance of the Agreement; and the Agreement constitutes, are or when executed and delivered will constitute, its valid and legally binding obligations enforceable in accordance with the terms thereof; and

(c)	No conflict: the execution, delivery and performance of the Agreement and the use of the Facility do not and will not:

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(i)	contravene any law, regulation, directive, judgement or order to which the Borrower is subject; or
(ii)

result in any actual or potential breach of or default under any obligation, agreement, instrument or Material Consent to which the Borrower is a party or by which it is bound or which the Borrower requires to carry on its business; or

(iii)	contravene any provision of any of its articles of association or any resolution passed by its shareholders and/or its board of directors; or
(iv)	result in any limitation on its powers to borrow or incur financial indebtedness being exceeded; or
(v)	result in the creation or imposition of or oblige it to create any security interest on its undertaking or any of its assets, rights or revenues; and
(d)

No litigation: no litigation, arbitration or administrative proceeding and, without limitation, no dispute with any statutory or governmental authority is current or pending or to the best of its knowledge threatened against it or any of its Subsidiaries which is reasonably expected to have a material adverse effect on the Group; and

(e)	No default:
(i)	no Default is outstanding or will result from the execution of, or performance of any transaction contemplated by the Agreement, and
(ii)

no other event is outstanding which constitutes (or, with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition or any combination of the foregoing, would or could reasonably be expected to constitute) a default under any document which is binding on it or any of its Subsidiaries or any of its Subsidiaries’ assets to an extent or in a manner which is reasonably expected to have a material adverse effect on the Group.

8.2.	The representations and warranties made under Clause 8.1 shall be deemed to be repeated at each time a Borrower executes any Finance Document.
9.	Covenants
9.1.	The Borrower undertakes to:
(a)	in respect of information:
(i)	deliver to the Bank as soon as it becomes available and in any event within 120 days after the end of each of its financial years its audited financial report for such year;
(ii)

deliver to the Bank as soon as it becomes available and in any event within 60 days after the end of each quarter of each of its financial years its financial statements for such quarter, certified by its managing director or chief financial officer to fairly representing the result of its operations of such quarter and its financial position at the end of such quarter;

(iii)	deliver promptly to the Bank copies of all press releases and other information made public of any material significance;
(iv)	furnish the Bank with such other information on the Group and its business as the Bank may reasonably request;
(v)	currently inform the Bank on all substantial changes of organisation, structure and management of the Group;

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(vi)	not later than 30 calendar days after every end of calendar quarter provide the Bank with a Compliance Certificate in respect of calculation and outcome of key ratios as specified in Clause (b) below.
(b)	in respect of financial:
(i)	ensure that the Group’s Net Debt/ EBITDA measured every end of calendar quarter, as a rolling 12-month value (in respect or EBITDA) is less than 3.20;
(ii)	ensure that the Group's Equity Ratio measured every end of calendar quarter does not fall below 32.5% ;
9.2.

The Parties agree, when testing the financial covenants set out in section 9.1 (b) (i) and (ii), to exclude effects, positive and negative, resulting from legal enactment (Swedish or foreign), if the Bank, according to its reasonable opinion, considers that such is according to law, authorities guidance or similar and market practice.

10.	General undertakings
10.1.	The Borrower covenants with the Bank that it in respect of itself and for the other companies in the Group will (and the Borrower shall procure that each of its Subsidiaries will):
(a)	refrain from participating in mergers, procedures involving partition, transfer or termination in respect of all or a significant part of its operations without the Bank's written consent;
(b)	refrain from the sale of shares in Subsidiaries or material assets, by which material assets means assets with a book value in excess of 10,000,000 SEK without the Bank's written consent;
(c)

refrain from transferring or utilising its assets in excess of 10,000,000 SEK unless this takes place subject to market conditions and concerns assets which are transferred or utilised as part of the day-to-day business without the Bank's written consent;

(d)

refrain from raising any loan or incur any other financial indebtedness with any other financial institution than an institution within the Nordea group, without the prior written consent of the Bank, with the exception that it is incurred in the ordinary course of business and that the aggregate amount does not exceed 10,000,000 SEK;

(e)	refrain from entering into factoring agreements without the Bank's written consent;
(f)	refrain from entering into guarantees or similar commitments in excess of 10,000,000 SEK without the Bank's written consent;
(g)	refrain from providing security for loans and other obligations without the Bank's written consent;
(h)	refrain from granting liens on the property in favor of parties other than the Bank or other lenders in the Nordea group;
(i)	refrain from changing the focus of its business operations without the Bank's written consent;
(j)	ensure that all permits necessary for Group's operations are in place and that the terms and conditions thereof are fulfilled; and also to ensure that
(k)	at all times maintain adequate insurance protection in respect of its assets, property, responsibilities and operations.
11.	Events of Default
11.1.	The Bank shall have the right to terminate its commitment under this Agreement and declare any amount outstanding under the Overdraft Facility and the Additional Temporary Overdraft Facility due

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and payable immediately or at such time as determined by the Bank should any of the following events occur:
(a)

the Borrower fails to pay when due any amount payable hereunder or under any other obligation to the Bank, where capable of remedy, such failure remains unremedied for five Business Days after notice thereof has been given by the Bank to the Borrower, or unless such failure is due solely to technical or administrative obstacles beyond the control of the Borrower or such other company and is remedied within five Business Days after the due date, or

(b)

the Borrower fails to observe or perform on the due date thereof any other obligation, covenant or undertaking of the Borrower hereunder or under any other obligation to the Bank, where capable of remedy, such failure remains unremedied for 20 Business Days after notice thereof has been given by the Bank, or

(c)	any representation or warranty made or deemed to be made hereunder shall prove to be or shall become incorrect in any material respect, or
(d)	a distress or execution be levied or enforced upon and sued out against a substantial part of the assets of the Borrower which is not discharged or satisfied within 20 days, or
(e)

the Borrower or any other company in the Group stops payment or shall be unable or admits its inability to pay its debts as they mature, a liquidator, receiver or trustee or similar officer shall be appointed for the liquidation, winding-up or dissolution of the Borrower or such other company or the Borrower or such other company makes an assignment for the benefit of or a composition with its creditors or a group of creditors or enters into any similar proceedings; or

(f)

the Borrower or any other company in the Group fails to fulfil obligations to another in the Nordea group and loans, credits or other financial obligations as a result thereof may be terminated for premature payment, or

(g)

the Borrower or any other company in the Group fails to fulfil obligations, however a minimum of SEK 5,000,000, to other lenders and loans and other credits as a result thereof are prematurely terminated, unless the Borrower or the other company in the Group without delay shows that the failure to fulfil obligations was not due to insolvency and that the termination has been revoked or rectification has taken place, or if

(h)	the Owner sells, assigns or otherwise reduces its aggregate ownership in the Borrower thereby reducing it below 90.01 per cent of the share capital and voting rights.
12.	Limitation of the Bank's liability

The Bank shall not be held responsible for any loss or damage resulting from a legal enactment (Swedish or foreign), the intervention of a public authority (Swedish or foreign), an act of war, a strike, a blockade, a boycott, a lockout or any other similar circumstance. The reservation in respect of strikes, blockades, boycotts and lockouts applies even if the Bank itself is subjected to such measures or takes such measures.

Any loss or damage that may occur in other circumstances shall not be indemnified by the Bank provided the Bank has observed general standard of care. The Bank assumes no responsibility for indirect losses or damages of any kind.

Where a circumstance as referred to in the first paragraph should prevent the Bank from making a payment or taking other measures, such payment or measures may be postponed until the obstacle no longer exists.  Where a circumstance as referred to in the first paragraph should prevent the Bank from receiving payments, the Bank shall, as long as the obstacle exists, be entitled to interest only on the terms prevailing on the date of maturity for the payment.

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13.	Assignment

The Bank shall be entitled to assign, once or several times, at any time all or part of its rights and obligations under this Agreement to any bank or financial institution within the Nordea Group and, with the prior written consent of the Borrower (not to be unreasonably withheld or delayed) to any other bank or financial institution, provided, however, that no such consent shall be required if an Event of Default has occurred.

14.	Notices
14.1.

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document made or delivered under or in connection with this Agreement is:

The Borrower:	The Bank:
Elfa International AB Södra Tullgatan 3 SE-211 40 Malmö	Nordea Bank Abp, filial i Sverige Box 24 201 20 Malmö
Fax No: +46 490-846 25	Fax No: +46 40 24 70 22
e-mail: peter.hambert@elfa.com anders.rothstein@elfa.com	e-mail: csu.4030@nordea.se

or any substitute address or fax number or department or officer as a Party may notify to the other Parties by not less than five Business Days' notice.

14.2.	Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:
(a)	if by way of fax, when received in legible form;
(b)	if by way of e-mail, when the addressee has confirmed receipt; or
(c)	if by way of letter, when it has been left at the relevant address or two Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details, if addressed to that department or officer.

14.3.

Any communication or document sent via e-mail by the Borrower under this Agreement shall be sent from the e-mail address stipulated by the Borrower and the Bank shall be entitled to rely on and the Borrower be bound by any communication received by the Bank which on its face appears to have been sent from the e-mail address stated for the Borrower. The Borrower acknowledges that e-mail, sent via the Internet, is generally not a secure form of communication due to the risk of unauthorised persons reading, changing or interrupting the e-mail. The Bank is not responsible for any loss of the Borrower as a consequence of any unavailability of the e-mail network, delays or failure in sending or receiving e-mails or any unauthorised third party’s reception of or interference with the e-mail message.

14.4.

Any communication or document received (or, in respect of e-mail, confirmed received) on a day which is not a Business Day or after 5.00 p.m. in the place of receipt will only be deemed to be received and effective on the next Business Day in that place.

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15.	Term of Agreement

This Agreement is valid for the Facility Period, after which it is automatically terminated. Notwithstanding anything to the contrary, the Agreement shall be valid until all the obligations of a Borrower hereunder or under any Finance Document are fulfilled.

16.	Law and jurisdiction

This Agreement shall be construed under and governed by the laws of Sweden and the Borrower hereby submits to the non - exclusive jurisdiction of the Swedish courts, in the first instance Stockholm District Court (Stockholms tingsrätt), but such submission shall not prejudice the rights of the Bank to commence proceedings in any other jurisdiction.

Proceedings in one or more jurisdiction shall not preclude proceedings in any other jurisdiction, whether concurrently or not.

_______________________________

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IN WITNESS WHEREOF the Borrower and the Bank have caused this Agreement to be duly executed in two copies, of which they have taken one each, by their duly authorised officers on the day first written above.

For and on behalf of Elfa International AB

By: /s/ Anders RothsteinBy: /s/ Peter Hambert

Name / Anders Rothstein                                        /Name / Peter Hambert                                              /

For and on behalf of Nordea Bank Abp, filial i Sverige

By: /s/ Björn MagnussonBy: /s/ Zandra Ericsson

Name / Björn Magnusson                                        /Name / Zandra Ericsson                                       /

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Schedule A

Security to be provided

Type of Security	Issuer	Other
Floating charge of SEK 123,000,000 with first priority, if not claimed by FPG/PRI. If claimed by FPG/PRI second priority. Totalling SEK 120,000,000 first priority and SEK 3,000,000 second priority.	Elfa Sweden AB
First priority mortgage deed in real estate Västervik, Hammaren 6, of SEK 40,000,000.	Elfa Sweden AB
First priority floating charge of SEK 30,000,000.	Elfa Lumi AB
First priority mortgage deed in the real estate Gunnarsbo 1:375, Mullsjö, of SEK 9,000,000.	Elfa Doors AB
First priority floating charge of SEK 20,000,000.	Elfa Doors AB

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Schedule  B

Form of Compliance Certificate

To:Nordea Bank Abp, filial i Sverige

From: Elfa International AB

Dated:

Dear Sirs

Elfa International AB

SEK 225,000,000 Master Credit Agreement

Dated [●] (the "Agreement")

1.

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that as at [relevant testing date]:
(a)	Net debt/EBITDA was [**] and should according to Clause 9.1 (b) (i) (net debt/EBITDA) not have been more than [**].
(b)	Equity ratio was [**] and should according to Clause 9.1 (b) (ii) (equity ratio) not have been less than [**].
3.	We confirm that no Default is continuing.

Elfa International AB

By:
[CEO/CFO/Authorised signatory]

By:

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